Filed pursuant to Rule 433

Registration No. 333-218070

Issuer Free Writing Prospectus dated June 5, 2017

Relating to Preliminary Prospectus Supplement dated June 5, 2017

AUTODESK, INC.

Pricing Term Sheet

3.500% Notes due 2027

Issuer:	Autodesk, Inc.

Format:	SEC Registered

Title:	3.500% Notes due 2027

Principal Amount:	$500,000,000

Maturity Date:	June 15, 2027

Coupon:	3.500%

Ratings*:	Baa2 by Moody’s Investor Service, Inc. BBB by Standard & Poor’s Ratings Services

Price to Public:	99.372% of face amount

Yield to Maturity:	3.575%

Spread to Benchmark Treasury:	T+140 basis points

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price and Yield:	101-25; 2.175%

Interest Payments Dates:	Semi-annually on June 15 and December 15, commencing December 15, 2017

Make-Whole Call:	At any time prior to March 15, 2027, at a discount rate of Treasury plus 20 basis points

Par Call:	On or after March 15, 2027

Trade Date:	June 5, 2017

Settlement Date:	June 8, 2017 (T+3)

CUSIP/ISIN:	052769 AE6 / US052769AE63

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Morgan Stanley & Co. LLC at 1-866-718-1649 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.